EXHIBIT 10.9

March 4, 2005

NICK MANCUSO

PO BOX 168393

IRVING, TX 75016

 CONFIDENTIAL

Mr. Darone Davis

PRODIGITAL FILM STUDIOS INC.

1621 S. Latawah St.

Spokane, WA 99203

Dear Mr. Davis,

The purpose of this letter agreement ("agreement") is to confirm the non-exclusive relationship between Nick D. Mancuso ("NM") and Prodigital Film Studios Inc. with respect to raising venture capital and/or procuring market makers, fund managers, accredited investors, to invest in ProDigital Film Studios Inc. ("PRGT.PK"), subject to the further terms and conditions of this agreement.

1.

NM services-PRGT.PK hereby agrees to engage NM as a consultant in connection with raising venture capital for PRODIGITAL.  In connection therewith NM shall provide the following: a) raise and or procure from existing clients as well as contacts provided by PRGT.PK, including but not limited to, prospective investors, fund managers, market makers, the sum of approximately six million dollars (U.S.) on or before June 1st, 2005; b) identify and make contact with prospective accredited investors and to have those investors purchase PRODIGITAL stock directly in the market through a licensed broker; c) assist PRGT.PK in conducting presentations with prospective investors and,  d) provide such other advisory services as may be requested by PRGT.PK from time to time.  Investors are to be found by NM on a best efforts basis.

2.

PRGT.PK services-NM hereby agrees to engage PRGT.PK in connection with the establishment of a marketing campaign during the contractual period.  In connection therewith, PRGT.PK shall pay the sum of exactly 700,000 shares of stock to NM with respect to the form and structure of the proposed marketing campaign.  These shares are to be prepared and delivered in certificate form immediately and without delay upon the execution of this agreement.  These shares shall constitute payment representing approximately ten percent of the total capital needed to fulfill PRGT.PK funding requirements.  Additionally, PRGT.PK shall assist NM in developing any necessary infrastructure, including but not limited to, the identification of traders, etc., and prime brokerage arrangements.  Furthermore, PRGT.PK shall assist NM in conducting presentations with prospective investors and provide such other advisory services as may be requested from NM from time to time.

3.

Performance-PRGT.PK agrees to compensate NM, through the licensed broker, on a performance basis.  This shall be construed as NM working on a best efforts basis to introduce and/or cause accredited investors to invest directly into the company via a confidential Private Placement Memorandum or by a direct purchase of the stock into the market.  In the event, that NM is unable to provide investors or procure individuals and/or fund managers to invest directly into the stock, NM, through the licensed broker, agrees to relinquish the portion of those shares provided for this marketing campaign not covered in the raise.

4.

Information-In connection with PRGT.PK'S activities pursuant to this agreement, PRGT.PK will furnish NM with all information that NM may reasonably request and provide NM or prospective investors reasonable access to fund officers, directors, accountants and counsel, subject to confidentiality and non-disclosure arrangements satisfactory to PRGT.PK.  PRGT.PK agrees to provide and to furnish to NM any and all copies of records that may reasonably help in the promotion of the company's stock.

5.

Investor allocation and accounting-Whenever NM introduces an investor to PRGT.PK, and that investor actually invests in any way, either by a direct market purchase of the stock or into the companies Private Placement, it shall be recorded for accounting purposes under this agreement that the investor was brought into the investment by NM. All monies raised shall go directly into the companies Private Placement and any additional proceeds that are placed into the market shall be recognized and compensated with an addition finder's fee payment of 10%, payable in PRGT shares to NM.

6.

NM shall commence daily consulting to PRGT.PK regarding the fund raising campaign immediately upon the signing of this contract.

7.

PRGT.PK may engage in its own capital raising effort.  NM shall be recognized for bringing additional investors into that capital raising effort from NM efforts, together with what third party marketers do.

8.

Expenses-No further expenses shall be recognized other that those listed and/or contained within this agreement.  From time to time, NM may call upon PRGT.PK for reasonable out-of-pocket expenses incurred, including, without limitation, all travel and lodging expenses in connection with NM's fund raising services pursuant to this agreement.

9.

Termination-The initial term of this relationship shall be for a period commencing on March 4th, 2005, until June 1st, 2005, and it shall automatically renew on a month-to-month basis, thereafter, unless terminated in writing by either party.  The compensation and expense sections shall survive any termination, and remain in full force and effect, regarding either private placement and/or stock currently trading on the market.

10.

Permitted advertisements-NM and PRGT.PK agree that each has the right to place customary tombstone advertisements and financial and other newspapers and journals, at its own expense, relating to this campaign.  Neither, NM or PRGT.PK shall issue any press release or any other information regarding this transaction unless such press release is in full compliance with all requirements of Rule 135 under the Securities Act of 1933, as amended, and the other party has consented in writing of such press release, which consent shall not be unreasonably withheld or delayed.

11.

Engagement Non-Exclusive-the engagement contemplated hereunder is non-exclusive.  Nothing in this agreement shall ever limit or restrict the right of NM or PRGT.PK to engage in any other business or to devote his/her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit NM's right to engage in any other business or to render services of any kind to any other corporation, firm, or individual.  In addition, nothing in this agreement shall ever limit or restrict the rights of PRGT.PK to engage private placement agents or consultants other than NM in connection with this transaction.

12.

Indemnification-PRGT.PK shall indemnify and hold NM and any of his associates harmless against any losses, claims, damages or liabilities to which either NM indemnify person may become subject in connection with the services contemplated by this agreement and shall reimburse each NM indemnified person for any legal expenses reasonably incurred by it in connection with investigating, settling, preparing for or defending against any action or claim in connection therewith.

13.

Arbitration-In an event that a dispute shall arise between the parties to this agreement concerning any provision of this agreement, the parties shall meet to discuss such dispute in good faith.  In the event that a resolution of such dispute is not reached within twenty days after such meeting, then the dispute shall be resolved by binding arbitration in Dallas County, Texas, before three arbitrators selected by and in accordance with the commercial arbitration rules of the American Arbitration Association.  The cost of any arbitrators and all other costs of the arbitration for all parties including all attorneys fees and other expenses shall be paid by the non-prevailing party, except as may be entered in any court having jurisdiction thereof.

14.

Independent Contractor-NM shall be an independent contractor and not an employee or agent of PRGT.PK for any purpose.

15.

Entire Agreement-This agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements between the parties relating to the subject matter hereof.

If  the foregoing correctly sets forth our understanding, please so indicate by signing below.

Respectfully,

/s/ Nick Mancuso

Nick Mancuso

Agreed to and accepted this 4th day of March, 2005.

/s/ Darone M. Davis

_________________________________

Darone M. Davis, President / CEO

PRODIGITAL FILM STUDIOS INC. (PRGT.PK)

/s/ K.B. Sautedo

__________________________________

Licensed Broker